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                                                                 EXHIBIT (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 82 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 7, 1997 relating to the financial statements and the financial highlights appearing in the December 31, 1996 Annual Reports to Shareholders of the CGM Mutual Fund, CGM Realty Fund, CGM Fixed Income Fund and CGM American Tax Free Fund, which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



/s/ Price Waterhouse LLP
    Price Waterhouse LLP
    Boston, Massachusetts
    February 27, 1997